UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2020

Commission File Number: 000-21990

Mateon Therapeutics Inc

(Exact name of registrant as specified in its charter.)

Delaware	13-3679168
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

29397 Agoura Rd., Suite 107, Agoura Hills, California 91301

(Address of principal executive offices)

(Registrant’s Telephone number)

(650) 635-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	MATN	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2020, Mateon Therapeutics, Inc. (the “Company”) appointed Steven W. King and Anthony E. Maida, III to the Board of Directors effective that same date. Mr. King and Dr. Maida will serve until the Company’s next annual meeting of stockholders or until their successors are duly elected and qualified.

Mr. King, age 55, previously served as the Chief Executive Officer of Peregrine Pharmaceuticals, Inc. (Nasdaq: CDMO) and its wholly-owned biomanufacturing subsidiary Avid Bioservices, Inc., for over 15 years, during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million. Prior to joining Peregrine, he was employed at Vascular Targeting Technologies, Inc., which was acquired by Peregrine in 1997. Mr. King served in a variety of executive roles at Peregrine, including Director of Research and Development from 1997 to 2000, Vice President Technology and Product Development from 2000 to 2002, Chief Operating Officer from 2002 to 2003, and Chief Executive Officer from 2003 to 2017. Mr. King served on the board of directors of Peregrine from 2003 until 2017. Mr. King previously worked at the University of Texas Southwestern Medical Center and is co-inventor on over 40 U.S. and foreign patents and patent applications in the vascular targeting agent field. Mr. King received his Bachelor’s and Master’s degrees from Texas Tech University in Cell and Molecular Biology.

Dr. Maida, age 67, has been involved in the clinical development of immunotherapy for over 27 years at various C levels. Since June 2010, Dr. Maida has served as Senior Vice President, Clinical Research for Northwest Biotherapeutics, Inc., a cancer vaccine company focused on therapy for patients with glioblastoma multiforme and prostate cancer. From June 2009 through June 2010, he served as Vice President of Clinical Research and General Manager, Oncology, Worldwide for PharmaNet, Inc., a clinical research organization. From 1997 through 2010, Dr. Maida served as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International, advising pharmaceutical and investment firms, in the clinical development of therapeutic products and product/company acquisitions. From 1992 to September of 1999, Dr. Maida was President and Chief Executive Officer of Jenner Biotherapies, Inc., an immunotherapy company. He is currently a member of the board of directors and audit chair of Spectrum Pharmaceuticals, Inc. (Nasdaq GS: SPPI) and Vitality Biopharma, Inc. (OTCQB: VBIO) and was formerly a member of the board of directors and audit chair of OncoSec Medical Inc. (OTCQB: ONCS). Dr. Maida holds a B.A. in Biology and History, an M.B.A., an M.A. in Toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer and the American Chemical Society.

In connection with their service on the Board of Directors for 2020, Mr. King and Dr. Maida will receive an initial grant of options to purchase 40,000 shares of the Company’s common stock, par value $0.01 per share, issued under the Company’s Amended and Restated 2015 Equity Incentive Plan, in accordance with the Company’s Director Compensation Plan and/or receive an annual cash compensation of $40,000 paid in equal quarterly installments effective at such time as the Company consummates a debt or equity financing resulting in gross proceeds to the Company of at least $2.0 million on or before September 30, 2020.

There are no arrangements or understandings between Mr. King and Dr. Maida and any other persons pursuant to which they were elected as directors of the Company. No additional compensation arrangements between the Company and Mr. King or Dr. Maida have been made. There are no family relationships between Mr. King or Dr. Oakes and any director or executive officer of the Company, and they have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics Inc

Date: May 14, 2020	By:	/s/ Vuong Trieu
	Name:	Vuong Trieu
	Title:	Chief Executive Officer